EXHIBIT 99.A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the following:

(i)
the joint filing on behalf of each of them of a statement on Schedule 13D (including subsequent amendments thereto) with respect to the class A common stock, $0.01 par value, of Cosan Limited, a Bermuda exempted company, and

(ii)
the inclusion of this Joint Filing Agreement as an exhibit to such joint filing, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness and accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe that such information is inaccurate.

The Joint Filing Agreement may be executed in any number of counterparts all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 12th day of November, 2008.

GIF Gestão de Investimentos e Participações Ltda.

By:	/s/ Luiz Henrique Fraga
Name: Luiz Henrique Fraga, Executive Officer

GIF Venus, Ltd.

By:	/s/ Luiz Henrique Fraga
Name: Luiz Henrique Fraga, Executive Officer of Gávea Wealth Management Ltd., the Director of GIF Venus, Ltd.